Exhibit 4.2

Execution Version

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

CLASS B(2008-A) TERMS DOCUMENT

Dated as of January 31, 2008

to

INDENTURE SUPPLEMENT

Dated as of July 26, 2007

for the DiscoverSeries Notes

to

INDENTURE

Dated as of July 26, 2007

Execution Version

Exhibit

Exhibit A	Form of Class B Note

i

Execution Version

THIS CLASS B(2008-A) TERMS DOCUMENT (this “Terms Document”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of January 31, 2008.

Pursuant to this Terms Document, the Issuer shall create a new Tranche of Class B Notes of the DiscoverSeries and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01. Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Note Purchase Agreement dated as of January 31, 2008, by and among Discover Card Execution Note Trust, Discover Bank, Gotham Funding Corporation and BTMU (as may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Note Purchase Agreement”), the Indenture Supplement or the Indenture, either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4) all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling, but solely with respect to the Class B(2008-A) Notes;

(6) each capitalized term defined herein shall relate only to the Class B(2008-A) Notes and no other Tranche of Notes issued by the Issuer;

(7) “including” and words of similar import will be deemed to be followed by “without limitation”; and

(8) for purposes of determining any amount or making any calculation hereunder, such amount or calculation, (x) if specified to be as of the first day of any Due Period, shall (a) include any Notes issued during such Due Period as if such Notes had been outstanding on the first day of such Due Period and (b) give effect to any payments, deposits or other allocations made on the Distribution Date related to the prior Due Period, and (y) if specified to be as of the close of business on the last day of any Due Period shall give effect to any payments, deposits or other allocations made on the related Distribution Date.

“Agent” has the meaning set forth in the Note Purchase Agreement.

“Class B(2008-A) Adverse Event” means the occurrence of any of the following: (a) an Early Redemption Event with respect to the Class B(2008-A) Notes or (b) an Event of Default and acceleration of the Class B(2008-A) Notes; provided, however, that if the only such event to have occurred is an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred, a Class B(2008-A) Adverse Event shall not be treated as continuing from and after the date of such cure.

“Class B(2008-A) Note” means any Note, in the form set forth in Exhibit A hereto, designated therein as a Class B(2008-A) Note and duly executed and authenticated in accordance with the Indenture.

“Class B(2008-A) Noteholder” means a Person in whose name a Class B(2008-A) Note is registered in the Note Register.

“Class B(2008-A) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class B(2008-A) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

“Class B(2008-A) Tranche Interest Allocation” for the Class B(2008-A) Notes for any Distribution Date means the Note Interest for the Class B(2008-A) Notes.

“Encumbered Amount” means, for the Class B(2008-A) Notes, an amount equal to

(a) the Nominal Liquidation Amount of the Class B(2008-A) Notes, divided by

(b) the Nominal Liquidation Amount of all Tranches of Class B Notes in the DiscoverSeries, multiplied by

(c) the aggregate Required Subordinated Amount of Class B Notes for all Tranches of Class A Notes in the DiscoverSeries with a Required Subordinated Amount of Class B Notes greater than zero.

“Encumbered Required Subordinated Amount of Class C Notes” means, for the Class B(2008-A) Notes, an amount equal to the product of

(a) the Encumbered Amount for the Class B(2008-A) Notes, and

(b) the Required Subordinated Percentage of Class C Notes (Encumbered) for the Class B(2008-A) Notes.

“Excess Spread Percentage” for any Distribution Date means a fraction, the numerator of which is the Excess Spread Amount for such Distribution Date multiplied by 12 and the denominator of which is the sum of the Nominal Liquidation Amounts of all Tranches of DiscoverSeries Notes as of the first day of the related Due Period.

“Expected Maturity Date” means May 17, 2010.

“Expected Principal Payment Date” means each Distribution Date commencing on the Distribution Date in June, 2009; provided, however, if the commencement of the Liquidation Period is delayed in accordance with Section 2.05, the Expected Principal Payment Date shall mean each Distribution Date specified in the notice of such delay.

“Increased Costs Amount” has the meaning set forth in the Note Purchase Agreement.

“Indenture” means the Indenture dated as of July 26, 2007 between the Issuer and Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Indenture Supplement dated as of July 26, 2007 for the DiscoverSeries Notes, by and between the Issuer and the Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Interest Accrual Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or, in the case of the first Interest Payment Date for any Class B(2008-A) Note, from and including the applicable Issuance Date) to but excluding such Interest Payment Date.

“Interest Payment Date” means the fifteenth day of each month commencing in February 2008, or if such fifteenth day is not a Business Day, the next succeeding Business Day.

“Issuance Date” means January 31, 2008, with respect to all Class B(2008-A) Notes issued on the date hereof.

“Legal Maturity Date” means November 15, 2012.

“Liquidation Amount” means $12,500,000.00; provided, however, if the commencement of the Liquidation Period is delayed in accordance with Section 2.05 of this Terms Document, the Liquidation Amount shall be an amount equal to the Nominal Liquidation Amount as of the first day of the Liquidation Period as so delayed divided by the Liquidation Period Length (in each case, as adjusted to give effect to any Excess Spread Early Redemption Cure in accordance with Section 4.01(c) of the Indenture Supplement).

“Liquidation Commencement Date” means May 1, 2009, or such later date as the Calculation Agent on behalf of the Issuer determines in accordance with Section 2.05 of this Terms Document.

“Liquidation Period” for these Class B(2008-A) Notes means, unless an Early Redemption Event or an Event of Default for these Class B(2008-A) Notes shall have occurred prior thereto, the period commencing on the Liquidation Commencement Date and ending on the earlier to occur of (x) the payment in full of the Outstanding Dollar Principal Amount of these Class B(2008-A) Notes or (y) the occurrence of an Early Redemption Event or an Event of Default for these Class B(2008-A) Notes; provided, however, that if an Excess Spread Early Redemption Cure has occurred with respect to any Excess Spread Early Redemption Event for these Class B(2008-A) Notes prior to the commencement of the Liquidation Period for these Class B(2008-A) Notes (and no other Early Redemption Event or Event of Default for these Class B(2008-A) Notes has occurred), the Liquidation Period for these Class B(2008-A) Notes shall be determined as if such Excess Spread Early Redemption Event had not occurred, and if the Liquidation Period has terminated in accordance with clause (y), the Liquidation Period for these Class B(2008-A) Notes shall resume and shall continue until the earlier to occur of (x) the payment in full of the Outstanding Dollar Principal Amount of these Class B(2008-A) Notes or (y) the occurrence of a subsequent Early Redemption Event or Event of Default.

“Liquidation Period Length” for these Class B(2008-A) Notes means 12 months; provided, however, if the commencement of the Liquidation Period is delayed in accordance with Section 2.05 of this Terms Document, the Liquidation Period Length shall be the number of whole months from the Liquidation Commencement Date as so delayed to the first day of the calendar month in which the Expected Maturity Date for these Class B(2008-A) Notes is scheduled to occur.

“Note Interest” for these Class B(2008-A) Notes has the meaning set forth in the Note Purchase Agreement.

“Note Interest Rate” for these Class B(2008-A) Notes has the meaning set forth in the Note Purchase Agreement; for the avoidance of doubt the Note Interest Rate shall be calculated in accordance with the calculation basis set forth in the Note Purchase Agreement.

“Principal Payment Date” means, for the Class B(2008-A) Notes, each Expected Principal Payment Date, or upon the acceleration of such Notes following an Event of Default or upon the occurrence and during the continuance of an Early Redemption Event (unless all such events have been cured), each Distribution Date and the Legal Maturity Date, or in the event of a cleanup call, the date of redemption in accordance with Section 1202 of the Indenture.

“Required Daily Deposit Target Finance Charge Amount” means, for any day in a Due Period, an amount equal to the Class B(2008-A) Tranche Interest Allocation for the related Distribution Date; provided, however, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount on any day on which the Class B(2008-A) Tranche

Interest Allocation cannot be determined because the Note Interest Rate for the applicable Interest Accrual Period has not yet been notified to the Calculation Agent and the Indenture Trustee in accordance with the Note Purchase Agreement, the Required Daily Deposit Target Finance Charge Amount shall be the Class B(2008-A) Tranche Interest Allocation determined based on a pro forma calculation made on the assumption that the Note Interest Rate will be equal to the sum of (i) the Note Interest Rate, excluding any applicable margin, for the prior Interest Accrual Period and applicable to the Interest Payment Date occurring in such Due Period, multiplied by 1.25 and (ii) any applicable margin; provided, further, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount for any day in the Due Period preceding the first Interest Payment Date on which the Class B(2008-A) Tranche Interest Allocation cannot be determined because the Note Interest Rate for the first Interest Accrual Period has not yet been notified to the Calculation Agent and the Indenture Trustee in accordance with the Note Purchase Agreement, a rate equal to the rate provided by the Agent, based on the Agent’s good faith estimate of the anticipated Note Interest Rate for the first Interest Accrual Period, to the Indenture Trustee and Calculation Agent on the Issuance Date shall be used in lieu of the Note Interest Rate.

“Required Daily Deposit Target Principal Amount” means, for any day in a Due Period, (i) if such Due Period is in the Liquidation Period for the Class B(2008-A) Notes, the Liquidation Amount, (ii) if such day is on or after the occurrence and during the continuance of a Class B(2008-A) Adverse Event, the Nominal Liquidation Amount of the Class B(2008-A) Notes, and (iii) in all other circumstances, zero.

“Required Subordinated Amount of Class C Notes” means, for the Class B(2008-A) Notes for any date of determination, an amount equal to the sum of

(a) the Unencumbered Required Subordinated Amount of Class C Notes for such Class B(2008-A) Notes on such date of determination and

(b) the Encumbered Required Subordinated Amount of Class C Notes for such Class B(2008-A) Notes on such date of determination;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class B(2008-A) Adverse Event, the Required Subordinated Amount of Class C Notes for the Class B(2008-A) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which such Class B(2008-A) Adverse Event shall have occurred.

“Required Subordinated Amount of Class D Notes” means, for the Class B(2008-A) Notes for any date of determination, zero, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class C Notes (Encumbered)” means, for the Class B(2008-A) Notes, 127.272727%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class C Notes (Unencumbered)” means, for the Class B(2008-A) Notes, 7.526882%, subject to adjustment in accordance with Section 2.02.

“Stated Principal Amount” means $150,000,000.

“Unencumbered Amount” means, for the Class B(2008-A) Notes, an amount equal to the Nominal Liquidation Amount of the Class B(2008-A) Notes minus the Encumbered Amount for the Class B(2008-A) Notes.

“Unencumbered Required Subordinated Amount of Class C Notes” means, for the Class B(2008-A) Notes, an amount equal to the product of

(a) the Unencumbered Amount for the Class B(2008-A) Notes and

(b) the Required Subordinated Percentage of Class C Notes (Unencumbered) for the Class B(2008-A) Notes.

Section 1.02. Representations and Warranties of Issuer. The Issuer represents and warrants that:

(a) the Issuer has been duly formed and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Terms Document and to perform the terms and provisions hereof;

(b) the execution, delivery and performance of this Terms Document by the Issuer have been duly authorized by all necessary corporate and statutory trust proceedings of any Beneficiary and the Owner Trustee, do not require any approval or consent of any governmental agency or authority, and do not and will not conflict with any material provision of the Certificate of Trust or the Trust Agreement of the Issuer;

(c) this Terms Document is the valid, binding and enforceable obligations of the Issuer, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles;

(d) to the best of the Issuer’s knowledge, this Terms Document will not conflict with any law or governmental regulation or court decree applicable to it;

(e) the Issuer is not required to be registered under the Investment Company Act;

(f) all information heretofore furnished by the Issuer in writing to the Indenture Trustee for purposes of or in connection with this Terms Document or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer in writing to the Indenture Trustee will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified; and

(g) to the best knowledge of the Issuer, there are no proceedings or investigations pending against the Issuer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over the Issuer (A) asserting the invalidity of this Terms Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Terms Document or (C) seeking any determination or ruling which in the Issuer’s judgment would materially and adversely affect the performance by the Issuer of its obligations under this Terms Document or the validity or enforceability of this Terms Document.

Section 1.03. Representations and Warranties of Indenture Trustee. The Indenture Trustee represents and warrants and any successor trustee shall represent and warrant that:

(a) The Indenture Trustee is organized, existing and in good standing under the laws of the United States of America;

(b) The Indenture Trustee has full power, authority and right to execute, deliver and perform this Indenture, and has taken all necessary action to authorize the execution, delivery and performance by it of this Terms Document; and

(c) This Terms Document has been duly executed and delivered by the Indenture Trustee.

Section 1.04. Limitations on Liability.

(a) It is expressly understood and agreed by the parties hereto that (i) this Terms Document is executed and delivered by the Owner Trustee not individually or personally but solely as Owner Trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Owner Trustee but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Owner Trustee individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Terms Document and by any Person claiming by, through or under them and (iv) under no circumstances will the Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Terms Document or any related documents.

(b) None of the Indenture Trustee, the Owner Trustee, the Calculation Agent, any Beneficiary, the Depositor, any Master Servicer or any Servicer or any of their respective officers, directors, employees, incorporators or agents will have any liability with respect to this Terms Document, and recourse may be had solely to the Collateral pledged to secure these Class B(2008-A) Notes under the Indenture, the Indenture Supplement and this Terms Document (except as expressly provided in Sections 9.01 and 9.02 of the Note Purchase Agreement).

Section 1.05. Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 1.06. Counterparts. This Terms Document may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.07. Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as supplemented by the Indenture Supplement and this Terms Document shall be read, taken and construed as one and the same instrument.

ARTICLE II

The Class B(2008-A) Notes

Section 2.01. Creation and Designation. There is hereby created a Tranche of Class B Notes belonging to Class B to be issued pursuant to the Indenture, the Indenture Supplement and the Note Purchase Agreement to be known as the “DiscoverSeries Class B(2008-A) Notes.”

Section 2.02. Adjustments to Required Subordinated Percentages and Amount.

(a) On any date, the Issuer, at the direction of the Beneficary, may change the Required Subordinated Percentage of Class C Notes (Unencumbered) or the Required Subordinated Percentage of Class C Notes (Unencumbered), in each case for the Class B(2008-A) Notes, with the consent of the Agent; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that the change in such percentage will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes. On any date, the Issuer may change the Required Subordinated Amount of Class D Notes for the Class B(2008-A) Notes (though not below zero) and may add such definitions and other terms and make such additional amendments to this Terms Document as shall be necessary to determine such Required Subordinated Amount of Class D Notes, in each case, with the consent of the Agent; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that the change in such percentage and such other amendments will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes; provided, however, that at any time the Class D Notes are or will be held by Discover Bank or any of its affiliates, the Required Subordinated Amount of Class D Notes for these Class B(2008-A) Notes may not be increased above zero.

(b) On any date, the Issuer may, at the direction of the Beneficiary, replace all or a portion of the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class B(2008-A) Notes with a different form of credit enhancement (including, without limitation, a cash collateral account, a letter of credit, a reserve account, a surety bond, an insurance policy or a collateral interest, or any combination thereof) and may add such definitions and other terms and make such additional amendments to this Terms Document as shall be necessary for such replacement, in each case, with the consent of the Agent; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that such replacement and such other amendments will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

Section 2.03. Interest Payment. For each Interest Payment Date, the amount of interest due with respect to the Class B(2008-A) Notes shall be the Note Interest for the Class B(2008-A) Notes, or such other amount based on any alternative rate then in effect under the Note Purchase Agreement, in each case as determined pursuant to the Note Purchase Agreement; plus any Class B Tranche Interest Allocation Shortfall for such Class B(2008-A) Notes for the immediately preceding Distribution Date, together with interest thereon at the Note Interest Rate in effect with respect to such related Interest Accrual Period, calculated on the basis of the actual number of days in the related Interest Accrual Period and a 360-day year.

Section 2.04. Payments of Interest and Principal; Payments of Increased Costs Amount.

(a) The Issuer will cause interest to be paid on each Interest Payment Date and principal to be paid on each Principal Payment Date during the Liquidation Period, with the last such principal payment to be made on the Expected Maturity Date; provided, however, that it shall not be an Event of Default if principal is not paid in full on such Expected Maturity Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement; and provided, further, that if a Class B(2008-A) Adverse Event has occurred and is continuing, principal will instead be payable in monthly installments on each Principal Payment Date for the Class B(2008-A) Notes in accordance with Sections 3.01 and 3.05 of the Indenture Supplement. All payments of interest and principal on the Class B(2008-A) Notes shall be made as set forth in Section 1102 of the Indenture.

(b) The right of the Class B(2008-A) Noteholders to receive payments from the Issuer will terminate on the Class B(2008-A) Termination Date.

(c) All payments of principal, interest or other amounts to the Class B(2008-A) Noteholders will be made pro rata based on the Outstanding Dollar Principal Amount of their Class B(2008-A) Notes.

(d) The Increased Costs Amount, if applicable, shall be paid in accordance with the Note Purchase Agreement from the Series Finance Charge Amounts remaining after step (54) (Targeted Deposit to Class D Reserve Subaccounts from Series Finance Charge Amounts) of Section 3.01 of the Indenture Supplement, in accordance with step (55) (Other Deposits and Payments from Series Finance Charge Amounts) of Section 3.01 of the Indenture Supplement.

Section 2.05. Variable Liquidation Period.

(a) The Calculation Agent shall, at the direction of the Agent, by written notice to the Indenture Trustee and the Issuer, delay the commencement of the Liquidation Period for the Class B(2008-A) Notes and determine a new Liquidation Commencement Date, subject to the conditions set forth in this Section 2.05; provided, however, that the Liquidation Period shall commence no later than the first day of the Due Period related to the Expected Maturity Date for the Class B(2008-A) Notes. Any such delay by the Calculation Agent shall be made no later than the first day of the scheduled Due Period immediately preceding the first Due Period in the Liquidation Period (after giving effect to any prior delay in the commencement of the Liquidation Period pursuant to this Section 2.05).

(b) The Calculation Agent shall cause such delay only if the following conditions will be satisfied: (i) the Calculation Agent is able to deliver to the Indenture Trustee and the Agent a certificate to the effect that the Calculation Agent reasonably believes that, based on the payment rate and the anticipated availability of Series Principal Amounts and Reallocated Principal Amounts, the delay in the commencement of the Liquidation Period for the Class B(2008-A) Notes will not result in any Tranche of Outstanding DiscoverSeries Notes not being paid in full on the relevant Expected Maturity Date (and the Calculation Agent shall deliver such certificate); (ii) such delay is permitted under the Series 2007-CC Series Supplement or any other applicable agreement relating to any Additional Collateral Certificate; (iii) the applicable Note Rating Agencies shall have advised the Calculation Agent and the Issuer that such delay in the commencement of the Liquidation Period will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes; and (iv) the Liquidation Amount, the Liquidation Commencement Date and the Liquidation Period Length shall have been adjusted.

Section 2.06. Form of Class B(2008-A) Notes; Legend; Transfer Restriction.

(a) The Class B(2008-A) Notes shall be Registered Notes delivered in definitive form and shall be initially registered in the name of The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch as Agent on behalf of the Owners. The Class B(2008-A) Notes will be issued in minimum denominations of $250,000 and integral multiples of $1,000 in excess of that amount.

(b) Each Class B(2008-A) Note issued pursuant to this Terms Document and the Note Purchase Agreement shall, until such time as the laws of any jurisdiction in which they are offered or sold no longer restrict the transfer or sale thereof, bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF DISCOVER CARD EXECUTION NOTE TRUST AND DISCOVER BANK THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR (2) TO DISCOVER BANK OR ITS AFFILIATES, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY

OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

(c) No Note issued under this Terms Document or beneficial interest therein shall be transferred except in accordance with the transfer restrictions described in the legend set forth in clause (b) above.

Section 2.07. Delivery and Payment for the Class B(2008-A) Notes. The Issuer shall execute and deliver the Class B(2008-A) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class B(2008-A) Notes when authenticated, each in accordance with Sections 203 and 303 of the Indenture and the Note Purchase Agreement.

Section 2.08. Additional Early Redemption Events. Pursuant to Section 4.01(b) of the Indenture Supplement, there shall be an additional Early Redemption Event relating to the Class B(2008-A) Notes upon a default in the performance, or breach, of any covenant or warranty of the Issuer in the Note Purchase Agreement, and continuance of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the Class B(2008-A) Noteholders evidencing at least 25% of the Outstanding Dollar Principal Amount of the Class B(2008-A) Notes, a written notice specifying such default or breach and requesting it to be remedied, if as a result of such default, the interests of the Class B(2008-A) Noteholders are materially and adversely affected and continue to be materially and adversely affected during the sixty (60) day period.

[Remainder of page intentionally blank; signature page follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By:	Wilmington Trust Company,
not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A. Luce
Name:	Jennifer A. Luce
Title:	Sr. Financial Services Officer

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

[Signature page to the Terms Document Class B(2008-A)]